INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made this 19th day of November 2008 (the “Effective Date”), by and between Lassen Energy, Inc., a California corporation (“Lassen”); DBK Corporation, a Nevada corporation (“DBK Corp”); Darry Boyd, an individual and resident of California (“Boyd”) (DBK Corp. and Boyd are collectively referred to herein as (“DBK”); and NATCO International Inc., a Delaware corporation (“NATCO”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, DBK is the owner of certain intellectual property relating to solar power technology and development, the specifications of which are described in Exhibit A, (the "Lassen Solar Panels"), a copy of which is attached hereto and hereby incorporated by reference, and the uses of this intellectual property for applications of one (1) Megawatt ("MW") or less and the development, construction and operation of solar/hydrogen/fuel cell power plants and other uses requiring the ability to generate greater than one (1) Megawatt of solar power with the Lassen Solar Panels;

WHEREAS, the Lassen Solar Panels consists of two (2) primary parts: i) Part A, which is represented by Patent Application, Reference Number 20070204899, filed with the United States Patent and Trademark Office on March 2, 2006 (the "Portion A"), a copy of which is attached hereto as Exhibit B, and is hereby incorporated by reference; and ii) Part B, a general description of which is described on Exhibit C (the "Legacy Portion"), a copy of which is attached hereto and hereby incorporated by reference, and which includes trade secrets, trademarks, service marks, trade names (including, in the case of trademarks, service marks and trade names, all goodwill pertaining thereto), inventions, copyrights, technology licenses, know-how, confidential information, shop rights, technical data, drawings, diagrams, designs, prototypes, engineering files, documentation, processes, procedures, marketing techniques and/or materials, marketing plans, timetables, strategies and development plans, charts, research, design specifications either developed or acquired by DBK in connection with the development of the Assigned Patents and the Legacy Portion, and the documents (written or electronic), physical properties of components of manufactured goods, techniques used or sequences in manufacture, sources (suppliers) and costs of components, costs of any aspect or phase of manufacture, profit margins, sub-licensing agreements and other information pertaining to customers, pricing policies and financial information;

WHEREAS, on February 28, 2008, pursuant to an Assignment of Patents Agreement by and between Boyd and Lassen, Boyd assigned to Lassen the patents associated with the Lassen Solar Panels (“Assigned Patents”), a copy of which is attached hereto with Exhibit D, and is hereby incorporated by reference;

WHEREAS, in April 2008 Lassen entered into an Amended and Restated Exclusive Intellectual Property Licensing, Manufacturing and Purchase Agreement (the “DBK License Agreement”), a copy of which, along with all schedules, exhibits, and collateral agreements, are attached hereto as Exhibit E, and hereby incorporated by reference, with DBK Corp. pursuant to which DBK Corp. granted to Lassen exclusive worldwide licenses to: (i) utilize the Legacy Portion to manufacture and assemble the Lassen Solar Panel for uses less than or equal to one (1) MW to exclusively sell to DBK Corp. or its dealer network; (ii) develop, commercialize, directly manufacture and/or sell products incorporating the inventions contained in the Assigned Patents and DBK Licensed Property for uses in  excess of one (1) MW; and (iii) develop, construct and operate the Power Plants with the ability to produce solar energy in excess of one (1) MW (the Legacy Portion and the Power Plants shall be collectively referred to as the "DBK Licensed Property");

WHEREAS, pursuant to Section 2.10(b) of the DBK License Agreement, Lassen has the authority, subject to the prior written consent of DBK, to sub-license the DBK Licensed Property and to enter into distribution agreements with respect to the products manufactured utilizing inventions contained in the DBK Licensed Property to such persons and on such terms as Lassen deems appropriate;

WHEREAS, Lassen wishes to grant, pursuant to its rights under the DBK License Agreement and  its ownership of the Assigned Patents, and NATCO wishes to receive, a performance based irrevocable exclusive  license to manufacture and assemble, Lassen Solar Panels throughout the Nations of India, and Canada, and the State of Hawaii, USA (collectively referred to as the “ Licensed Territories”);

WHEREAS, Lassen wishes to grant, pursuant to its rights under the DBK License Agreement and its ownership of the Assigned Patents, and NATCO wishes to receive, a performance based exclusive irrevocable license to manufacture, assemble, utilize, distribute and sell the Lassen Solar Panels in applications above 1 MW in the Licensed Territories, which means for uses of 1 MW or greater such as small and larger power plants, etc., but does not mean or imply the sale of multiple panels above 1 MW in amount to a vendor for later sale as individual units or any other like such use;

WHEREAS, Lassen wishes to grant, pursuant to its rights under the DBK License Agreement and its ownership of the Assigned Patents, and NATCO wishes to receive, a performance based exclusive irrevocable license to assemble panels for distribution to DBK or its dealers for uses equal to or below 1MW;

WHEREAS, DBK has consented to Lassen’s granting of the license(s) contained herein to NATCO; and

WHEREAS, all Exhibits referenced in this Agreement including, but not limited to, Exhibits A through G, shall be attached before the release of documents from Escrow as defined in Article VI of the NATCO Lassen Agreement to which this License Agreement shall be attached as Exhibit 2.1,  and hereby incorporated by reference.

AGREEMENT

NOW THEREFORE, for and in consideration of the foregoing, the warranties and representations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1

Definitions

"Contracts" means all contracts, agreements, arrangements, understandings, leases, licenses, commitments, sales and purchase orders and other instruments.

"Governmental Entity" means any Federal, state or local or any foreign governmental, regulatory or administrative authority, agency, official, body or commission or any court, tribunal or arbitral body.

"Knowledge of Warrantors" shall mean that Warrantors are actually aware of a fact or a matter.

"Law" means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code,

order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction and any other similar act or law.

"Lien" means any mortgage, liability, lien (including any tax lien), obligation, pledge, charge, security interest or encumbrance of any kind.

"Material Adverse Effect" means any change in or effect on the DBK Licensed Property or the Lassen Licensed Property that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to either: i) the value of the DBK Licensed Property; or ii) the value of the Lassen Licensed Property; or iii) the rights and licenses granted to NATCO within this Agreement.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

ARTICLE II

GRANT OF LICENSES

2.1

License For Manufacture, Assembly and Distribution of Lassen Solar Panels. Lassen hereby grants, bargains, assigns, licenses and conveys to the NATCO a performance based irrevocable exclusive license to utilize all of the intellectual property, including, but not limited to, the Assigned Patents, the Legacy Portion, and the DBK Licensed Property (collectively referred to as the “Lassen Licensed Property”) related to and necessary for the manufacture, assembly, and sale of Lassen Solar Panels throughout the Licensed Territories.

2.2

License For Use of Lassen Solar Panels in Applications above 1 MW. Lassen and DBK hereby grants, bargains, assigns, licenses and conveys to NATCO a performance based irrevocable exclusive license to utilize the Lassen Solar Panels in any and all applications above 1MW throughout the Licensed Territories, which means for uses of 1 MW or greater such as small and larger power plants, etc., but does not mean or imply the sale of multiple panels above 1 MW in amount to a vendor for later sale as individual units or any other like such use.

2.3

Distribution and sale for uses above 1MW.  Lassen and DBK hereby grants, bargains, assigns, licenses and conveys to NATCO a performance based irrevocable exclusive license to sell and distribute the Lassen Solar Panels for any and all applications above 1 MW throughout the Licensed Territories, which means the sale and distribution of the Lassen Solar Panels for uses of 1 MW or greater such as small and larger power plants, etc., but does not mean or imply the sale of multiple panels above 1 MW in amount to a vendor for later sale as individual units or any other like such use.

2.4

 Distribution and sale for uses equal to or below 1MW.  Lassen and DBK hereby grants, bargains, assigns, licenses and conveys to NATCO a performance based irrevocable exclusive license to sell and distribute the Lassen Solar Panels for uses equal to or below 1MW to DBK or its dealer network.

2.5

DBK Grants NATCO the Right to Obtain Distribution Rights in Licensed Territories.  To the extent in any of the licensed territories that distribution, sales and service rights for uses of the Lassen Solar Panel equal to or below 1MW are available NATCO may at is sole discretion acquire any or all of such from DBK as per DBK’s established dealership agreement, a copy of which is attached hereto as Exhibit F and a current list of Dealers in the License Territories attached hereto as Exhibit G.

2.6

License of Related Rights.  To the extent that Lassen or DBK owns or controls any future intellectual property that might otherwise block or interfere with NATCO’s exercise of the rights assigned or licensed to NATCO under this Agreement (collectively referred to as “Related Rights”), Lassen and/or DBK hereby grants to NATCO a performance based, exclusive, fully transferrable sublicensable perpetual, irrevocable, royalty-free except for royalties required as a part of this Agreement, fully paid-up license to make (and have made), use, offer for sale, sell, import, copy, modify, distribute, display, perform or transmit any products, methods or other materials of any kind that are covered by such Related Rights, to the extent necessary to enable NATCO and its employees, contractors, affiliates, sub licensees and customers to exercise all of the rights assigned or licensed to NATCO under this Agreement.

2.6

General Duties of Lassen & DBK. Lassen and DBK shall provide NATCO with all information related the completion of NATCO’s duties hereunder, including, but not limited to proprietary information related to and necessary for both the manufacture, assembly, distribution and sale of Lassen Solar Panels in the Licensed Territories as it relates to the licenses granted in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 above, except it is understood that the Legacy Portion of the Lassen Solar Panel is protected by trade secrets of DBK and these shall be provided in quality condition ready for assembly to the Lassen Solar Panel by DBK or Lassen in event of DBK’s failure to perform.

2.7

General Duties of NATCO.  NATCO shall use its best efforts to effectively develop and promote widespread use of the Lassen Solar Panels throughout the Licensed Territories.  Additionally, six (6) months from the date that NATCO receives written notice, delivered pursuant to Section 10.1 herein, from Lassen and DBK that Lassen has obtained UL certification on the Lassen Solar Panels, or the payment of the License Fee, whichever is later, NATCO shall begin the process of establishing assembly facilities in the Licensed Territories.  Lassen agrees to advise NATCO as to standards, processes, and procedures of such assembly facilities. The facilities shall be established and operational within three (3) years of the notification by Lassen of the UL certification, unless mutually agreed to otherwise by the Parties.

ARTICLE III

OWNERSHIP

3.1

Ownership of Lassen Licensed Technology.  NATCO hereby acknowledges that, subject to the DBK Licensing Agreement, Lassen is and shall be the exclusive owner of all right, title and interest in and to the Lassen Licensed Technology.

3.2

Foreign Licensed Patents. The Parties agree that, Lassen or DBK Corp. shall have the sole right and discretion to determine whether, when and if to apply for foreign patents covering the inventions contained in the Lassen Licensed Property. In the event that Lassen or DBK Corp. determines to apply for foreign patents covering the inventions contained in the Lassen Licensed Property, they shall prosecute such foreign patent applications at their sole expense. Any such foreign patents shall be prosecuted in the name of Lassen or DBK Corp. Lassen and DBK Corp hereby agree that NATCO shall have and is hereby granted the same license rights with respect to any such foreign patents as NATCO is granted with respect to the Lassen Licensed Property by Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6 of this Agreement. NATCO agrees to cooperate with Lassen or DBK Corp. in prosecuting any such patent applications and, subsequent to the granting of any such patents, Lassen or DBK Corp agree to cooperate with NATCO to confirm NATCO's exclusive license rights throughout the Licensed Territories and hereby appoints NATCO as its attorney in fact for such purposes.

3.3

Future Improvements and Discoveries. The Parties acknowledge and agree that, except as expressly proscribed by this Agreement, Lassen shall have the right to continue Lassen's research and development activities in building materials and designs. Should those activities produce new patents, trade secrets, or know-how (“New Patents”), which arise exclusively from Lassen’s independent activities, Lassen hereby grants to NATCO, in accordance to the terms set forth in this Agreement, exclusive license rights to the New Patents pursuant to Section 2.6 herein.

ARTICLE IV

LICENSE FEE & ROYALTY

4.1

License Fee.  In consideration for the licenses granted hereunder, NATCO will pay to Lassen a license fee of $1,000,000 USD (the “License Fee”), of which an initial payment of $200,000 (the “Initial Payment”) shall be due and payable within 25 days of Lassen providing NATCO and NATCO acceptance of a report about the viability of the Lassen Solar Panels pursuant to Section 6.1 of the Agreement, dated November 19, 2008 by and between Lassen and NATCO (the “Lassen NATCO Agreement”).  NATCO shall have three (3) business days following its receipt of the written report described in Section 6.1(a) of the Lassen NATCO Agreement to either accept or reject the report or to request additional information or verification from the expert providing the report.  In the event that NATCO rejects the report, NATCO may terminate this Agreement effective immediately.  In the event NATCO accepts the report, it shall, within 25 days thereafter, pay the Initial Payment. The balance of the $1,000,000 USD License Fee, which will be $800,000 shall be due and payable within 60 days following the Initial Payment or 90 days from Closing, whichever is longer, and NATCO shall have no right to use the licenses granted herein under 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6 until such payments are made in full and received by Lassen. The payments required pursuant to this Section 4.1 shall be sent to: Lassen Energy, Inc., if by mail to 595 South Bluff Street #9, St George UT 84770; or if by wire:  Lassen Energy, Inc., Wells Fargo Bank, Account No:  9737583287, ABA No: 121000248. Also a confirming email on the day sent to the CFO for Lassen.

4.2

Application of License Fee.  Lassen agrees that it shall use the License Fee as specifically directed by the Lassen NATCO Agreement.

4.3

Royalty Payment.  In addition to the License Fee, Lassen shall be entitled to receive a royalty in the amount of 2% of the gross revenue generated from both the sales of the Lassen Solar Panels through DBK and its dealers, and the applications and uses of the Lassen Solar Panels above 1MW (the “Royalty”). Payment of the Royalty shall be due each quarter, and the payments required pursuant to this Section 4.3 shall be sent to: Lassen Energy, Inc., if by mail to 595 South Bluff Street #9, St George UT 84770; or if by wire:  Lassen Energy, Inc., Wells Fargo Bank, Account No:  9737583287, ABA No: 121000248. Also a confirming email on the day sent to the CFO for Lassen. After a period of: i) three (3) years from time the Lassen Solar Panel receives UL Certification, NATCO shall have business activities sufficient that the amount of the Royalty shall be at least $500,000 annually;  ii) four (4) years from the time the Lassen Solar Panel receives UL Certification, NATCO shall have business activities sufficient that the amount of the Royalty shall be at least $1,000,000 annually; and iii) five (5) years from the time the Lassen Solar Panel receives UL Certification, NATCO shall have business activities sufficient that the amount of the Royalty shall be at least $2,000,000 annually (all of the foregoing are collectively referred to as the “Required Royalty Payments”).  In the event that NATCO fails to meet the foregoing Required Royalty Payments, NATCO shall have the right, but not the obligation, to pay to Lassen the balance necessary to meet the Required Royalty Payments.  In the event that NATCO fails to meet the Required Royalty Payments either through sales, or through the payment as prescribed herein, the license rights herein granted shall be suspended as defined in 6.2 below until methods to generate such revenues have been established and mutually approved.

4.4

Investigative Rights. For each twelve month (12) period after the closing and release Escrow of documents as agreed to in the Lassen NATCO Agreement, NATCO shall provide to Lassen, and/or its counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice, which for purposes of this License Agreement shall be twenty (20) business days, to all of it’s properties, books, contracts, commitments and records for the purpose of examining the same as to the amount of and accuracy of the royalty payments for the previous twelve (12) month period.

ARTICLE V

PURCHASE AND SUPPLY

5.1

Purchase.  DBK Corp. agrees to sell to NATCO and NATCO agrees to purchase from DBK Corp., the Legacy Portion of the Solar panel (see Exhibit A) related to the manufacture of the Lassen Solar Panels. DBK Corp and Lassen further agrees upon request from NATCO, to supply NATCO with all of the other materials required for the manufacture of the Lassen Solar Panel NATCO shall have the right, but not the obligation, to purchase from Lassen and DBK all material necessary for the quality manufacture and assembly of the Lassen Solar Panel; provided however that in the event that NATCO chooses to acquire all or any portion of the Lassen Solar Panel from independent third party suppliers, NATCO shall be required to notify Lassen and  DBK of the identity of any such supplies and the specifications of the products to be provided.  Lassen and DBK shall have the right to reject any product proposed to be purchased by NATCO in the extent it believes in the exercise of its reasonable discretion that such product does not satisfy minimum quality standards.

5.2

Product Delivery and Sourcing. DBK Corp. and Lassen agree to deliver, or cause to be delivered to NATCO, all of NATCO's requirements to be purchased pursuant to Section 5.1 for manufacture and assembly of the Lassen Solar Panels.

5.3

Product Volume.  NATCO shall have the right, but not the obligation, to require DBK Corp., or its designees, to purchase not less than 91% of the Lassen Solar Panels produced by NATCO each quarter throughout the term of this Agreement.

5.4

Inventory.  DBK Corp. shall maintain a sufficient inventory of Legacy Portion of the Solar panel and other materials that may be required to efficiently and effectively manufacture and assemble the Lassen Solar Panel to meet NATCO’s requirements and to fulfill the purchase orders to NATCO from DBK and its dealers in the Licensed Territories.

Price.  The aggregate fees that NATCO shall be required to pay to Lassen and DBK for both the Legacy Panel, the Portion A, and other materials of the Lassen Solar Panel, and the cost to assemble such- the cost of goods sold, shall never exceed 50% of the price which DBK and its network of dealers pay to NATCO for the acquisition of Lassen Solar Panels pursuant to Section 5.3.

5.5

DBK Corp.’s Failure to Satisfy NATCO’s Requirements. In the event DBK Corp is unable or unwilling to supply NATCO with 100% of NATCO’s requirements for Lassen Solar Panels, either directly or indirectly through its subcontractors, DBK Corp agrees as specified in the DBK License Agreement to provide to Lassen the proprietary information necessary for the manufacture of Legacy Portion of the panel, which portion Lassen shall then provide to NATCO all subject to the cost criteria in 5.5 above.  Notwithstanding the foregoing, in the event that Lassen is unable or unwilling to produce at least 100% of NATCO’s requirements of the Legacy Portion for Lassen Solar Panels, either directly or through subcontractors, DBK Corp., Boyd, and Lassen agrees to provide to NATCO the proprietary information necessary for the manufacture of the Legacy Portion of the panel.

ARTICLE VI

TERM, SUSPENSION, AND TERMINATION

6.1

Term.  This Agreement shall become effective as of the Effective Date and shall remain in full force and effect indefinitely, unless suspended or terminated earlier in accordance with the terms hereof (the “Term”).

6.2

Suspension. The use of the licenses established herein in 2.1, 2.2, 2.3 shall be suspended for the following:

6.2.1

 Failure by NATCO to produce a Lassen Solar Panel that meets the quality standards specified by Lassen when it helps NATCO establish its assembly plant.  Such would be indicated by the Panels produced by NATCO failing to meet warranty at a rate of 5% or more than the average of all Lassen Solar Panels, being returned for defects in production at a rate of 5% or more than the average of all Lassen Solar Panels.

6.2.2

As provided in Section 5.1, use of any materials for the manufacture and assembly of the Lassen Solar Panel not approved by Lassen and DBK.

6.2.3

Non-payment of the Royalty or failure to generate Required Royalty Paymenst as specified in 4.3 above.

6.2.4

The material breach of any terms of this agreement.

Suspension shall follow written notification and a failure to correct the issue to the approval of Lassen within 30 days of such written notification.

6.3

Termination. If a party breaches any material term of this Agreement (including the non-payment of any required payment of the License Fee) and fails to cure such breach within ninety (90) days after written notice (and description of the breach) thereof, either party may terminate this Agreement, by providing written notice of such election to the other party; provided, however, that where the party alleged to be in breach disputes in good faith that the claimed breach exists, such 90-day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF LASSEN, DBK, & BOYD

Boyd, DBK & Lassen (Boyd, DBK & Lassen are collectively referred to as the “Warrantors” for this Article VII) hereby represent and warrant to NATCO that:

7.1

Organization and Qualification of Lassen, DBK & Boyd. Boyd is a resident of California. DBK is a corporation du1y organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own, lease and operate the DBK Licensed Property, except for such failures to be so qualified that could not reasonably be expected to, individually result in a Material Adverse Effect.  Lassen is a corporation du1y organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to own, lease and operate the Lassen Licensed Property, except for such failures to be so qualified that could not reasonably be expected to, individually result in a Material Adverse Effect.

7.2

Absence of Certain Changes. Warrantors have utilized the DBK Licensed Property and the Lassen Licensed Property in the ordinary course of prototype development, and there has not been:

7.2.1

any Material Adverse Effect or any event, occurrence, development or state of circumstances or facts known to Warrantors which could reasonably be expected to result in a Material Adverse Effect;

7.2.2

any event that cou1d reasonably be expected to prevent or materially delay the performance of the obligations of Warrantors pursuant to this Agreement;

7.2.3

any incurrence, assumption or guarantee by Warrantors of any indebtedness for borrowed money with respect to the DBK Licensed Property or the Lassen Licensed Property, other than in the ordinary course of business, which would result in a Material Adverse Effect;

7.2.4

any creation or other incurrence of any Lien on any DBK Licensed Property or the Lassen Licensed Property or any failure to discharge or satisfy any such Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to or affecting the DBK Licensed Property or the Lassen Licensed Property which would result in a Material Adverse Affect;

7.2.5

any transaction or Contract entered into by Warrantors relating to any DBK Licensed Property or the Lassen Licensed Property (including the acquisition or disposition of any assets) or any relinquishment by Warrantors of any such Contract or other right relating to any DBK Licensed Property or Lassen Licensed Property, which would result in a Material Adverse Affect;

7.2.6

any settlement, waiver, release, assignment or compromise relating to or affecting any material action, suit, proceeding, claim arbitration or litigation affecting the DBK Licensed Property or the Lassen Licensed Property;

7.2.7

any authorization of, or agreement entered into or commitment made to do any of the foregoing.

7.3

Valid Licenses. Upon consummation of the transactions contemplated hereby, NATCO will have acquired valid licenses to the Lassen Licensed Property.

7.4

No Undisclosed Liabilities. There are no liabilities relating to or affecting the DBK Licensed Property or the Lassen Licensed Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability that would result in a Material Adverse Effect with respect to the DBK Licensed Property or the Lassen Licensed Property.

7.5

Litigation. There is no action, suit, claim, investigation or proceeding (or any basis therefore) pending against, or to the Knowledge of Warrantors, threatened against, or relating to or affecting, any DBK Licensed Property or the Lassen Licensed Property before any court or arbitrator or any Governmental Entity, and to the Knowledge of Warrantors, there are no existing acts or circumstances that could reasonably be expected to result in such an action, suit, claim, investigation or proceeding. Warrantors is not subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with Warrantors' ability to consummate the transactions contemplated hereby.

7.6

Material Contracts. Warrantors are not a party to or subject to any Contract that substantially limits the freedom of Warrantors perform the obligations contained herein or that would limit or inhibit the licenses or rights granted to NATCO hereunder.

7.7

Compliance with Laws. Warrantors are not in violation of, Warrantors have not violated, and to the Knowledge of Warrantors, Warrantors are not under investigation with respect to or been threatened to be charged with or given notice of any violation of, any Law or judgment, order or decree entered by any court, arbitrator or Governmental Entity, applicable to the DBK Licensed Property or the Lassen Licensed Property or the conduct of the Warrantors business operations. No violation of any Law relating to or affecting any DBK Licensed Property or the Lassen Licensed Property currently exists or has existed at any time. There are no developments relating to or affecting any of the DBK Licensed Property or the Lassen Licensed Property pending or threatened, which might reasonably be expected to materially detract from the value of such DBK Licensed Property or the Lassen Licensed Property, materially interfere with any present or intended use of any such DBK Licensed Property or the Lassen Licensed Property or result in a Material Adverse Effect with respect to the marketability of such DBK Licensed Property or the Lassen Licensed Property.

7.8

Proprietary Rights.

7.8.1

All patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications), invention disclosures and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), knowhow, databases, technical documentation, mask works, registrations and applications for any of the foregoing and all other tangible and intangible proprietary information, materials and associated goodwill (collectively, "Proprietary Rights") that are held by or have been or are planned to be used in (including in the development of) the business and/or in any product, technology or process (i) currently being or formerly manufactured, published or offered by the Warrantors or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Warrantors, are hereinafter referred to as the "Warrantors Proprietary Rights."

7.8.2

The Warrantors Proprietary Rights contain only those items and rights that are: (i) owned by the Warrantors; (ii) in the public domain; or (iii) rightfully used by the Warrantors pursuant to a valid and enforceable license or other similar agreement (the Warrantors Proprietary Rights which are used pursuant to sub-section (iii) are referred to as "Warrantors Licensed Proprietary Rights"). The Warrantors have all rights in Warrantors Proprietary Rights owned by the Warrantors and in Warrantors Licensed Proprietary Rights necessary (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease, and assign and license Warrantors Proprietary Rights.

7.8.3

To the Knowledge of Warrantors, the use, reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Warrantors Proprietary Rights, product, activity, technology or process as now used or offered for use, licensing or sale by the Warrantors does not, directly or indirectly, infringe on any rights in any Proprietary Rights or other proprietary right of any person, anywhere in the world. No claims or investigations (i) challenging or threatening the validity, enforceability, effectiveness or ownership by the Warrantors of any Warrantors Proprietary Rights or (ii) to the effect that the use, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Warrantors Proprietary Rights, product, activity, technology or process as now used by the Warrantors directly or indirectly infringes any Proprietary Rights or other proprietary right of any person, have been asserted or threatened by any person. All of the rights within Warrantors Proprietary Rights are enforceable and subsisting. To the Knowledge of Warrantors, there is no unauthorized use infringement or misappropriation of any Warrantors Proprietary Rights by any third party: employee, former employee or contract worker.

7.8.4

The Warrantors have taken all appropriate measures to protect the proprietary nature of the Warrantors Proprietary Rights and to maintain in confidence all trade secrets and confidential information owned or used by the Warrantors.

7.8.5

Except as would not otherwise materially impair the Warrantors' ability to account for, enforce its rights under, make use of, understand or memorialize the Warrantors Proprietary Rights, the Warrantors have taken all steps, in accordance with normal industry practice, to preserve and maintain notes and records relating to Warrantors Proprietary Rights and to cause the same to be readily understood, identified and available.

7.8.6

The Warrantors Proprietary Rights are free and clear of any and all Liens.

7.8.7

All data which has been collected, stored, maintained or otherwise used by the Warrantors has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign Laws, rules, regulations, guidelines and industry standards. The Warrantors have not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

7.9

Licensed Property; Representations and Warranties; Third Party Infringement Claims Defense; Prosecution of Infringement Claims Against Third Parties; Right of Set Off.

7.9.1

Warrantors Representations and Warranties Respecting Licensed Property. Warrantors represent and warrant to NATCO that (i) the DBK Licensed Property and the Lassen Licensed Property does not infringe on the patent rights of any third party; (ii) Warrantors are the sole owners of the DBK Licensed Property and the Lassen Licensed Property; (iii) other than specifically disclosed on Schedule 1, attached hereto and hereby incorporated by reference, the Warrantors have granted no other licenses that permit any other person or entity to develop, manufacture, exploit, sub-license or otherwise use the inventions in the Lassen Licensed Property, and will grant no other such licenses or use rights to any third party for the Licensed Territories during the Term of this Agreement.

7.9.2

Third party Infringement Claims Defense. In the event that any third party asserts that the DBK Licensed Property or the Lassen Licensed Property infringes on the third party's patent rights, it shall be the Warrantors' obligation to defend such infringement claim, at Warrantors’ expense, and to confirm NATCO's continued right to develop, manufacture and sell the Lassen Solar Panels based on the rights granted to NATCO hereunder. Warrantors and NATCO agree to make each other aware of any third party infringement claim within thirty (30) days of being made aware of the claim by the third party. Warrantors shall defend against any such infringement claim at Warrantors' own cost and expense. In the event that Warrantors fail to defend such infringement claim, NATCO shall have the right (but not the obligation) to defend against such claim and Warrantors hereby appoint NATCO its attorney in fact to defend against any such infringement claim and in NATCO's sole discretion, to take all acts with respect to the claim (and its settlement) which NATCO deems appropriate. Warrantors agree to cooperate fully with NATCO in connection with any such defense (including, but not by way of limitation, by joining in any such defense).

7.9.3

Prosecution of Third Parties for Infringement of Licensed Property. In the event that Warrantors or NATCO become aware of any potential infringement of the DBK Licensed Property or the Lassen Licensed Property by any third party, Warrantors and NATCO agree to make each other aware of any such potential infringement within fifteen (15) days of becoming aware of the potential infringement. Warrantors and NATCO agree that it shall be NATCO's right (but not its obligation) to warn third parties of potential infringements of the Licensed Property during the Term of this Agreement and Warrantors agree to assist NATCO in the prosecution of any patent infringement claim (including, but not by way of limitation, by joining in the prosecution of any such claim) in the Licensed Territories. Warrantors hereby appoint NATCO its attorney-in-fact for purposes of prosecuting any such patent infringement claims within the Licensed Territories. Any such patent infringement which NATCO elects in its sole and absolute discretion to pursue within the Licensed Territories shall be conducted at the expense of the NATCO.

7.9.4

Set Off. In the event NATCO undertakes the defense of a patent infringement claim or the prosecution of a patent infringement claim, NATCO shall be entitled to recover NATCO's expenses (including court costs, reasonable attorneys' fees and reasonable expert witness' fees, settlement payments and fees or royalties paid to third parties in settlement of infringement claims) as a set off against other amounts owning to Warrantors by NATCO under this Agreement (including fees payable this Agreement). Warrantors and NATCO agree that this right of set off exists in addition to, any other rights NATCO may have at law or in equity to recover such expenses from Warrantors or any third party.

7.10

Third Party Rights in Licensed Territories.  Warrantors hereby represent and warrant that, other than the parties specifically set forth on Schedule 1 attached hereto, Warrantors have not granted any licenses, territorial distributorships, manufacturing rights, distribution rights, or sales rights relating to the Lassen Solar Panels to any parties in the Licensed Territories.  Warrantors further agree and warrant that Warrantors will not grant any future licenses, territorial distributorships, manufacturing rights, distribution rights, or sales rights, or other rights of any kind, to any third parties in the Licensed Territories during the term of this Agreement.  Warrantors represent and warrant that any third party listed on Schedule 1 with territorial distribution rights within the Licensed Territories will be required to purchase any and all Lassen Solar Panels for distribution within the Licensed Territories from NATCO.

7.11

Validity of Collateral Agreements.  Warrantors represent and warrant that they are aware that NATCO has specifically relied on the validity and enforceability of the DBK License Agreement and the Patent Assignment Agreement in making a determination to enter into this Agreement.  Warrantors further represent and warrant that Warrantors are not aware of any issue or fact that could result in the termination of either the DBK License Agreement or the Patent Assignment Agreement.  The Parties hereto agree that as long NATCO is in compliance with its rights and obligations under this Agreement, the termination, amendment or modification of the DBK License Agreement and/or the Patent Assignment Agreement shall in no way inhibit or alter the rights and licenses granted to NATCO hereunder, including, but not limited to all rights and licenses relating to the manufacture, assembly, distribution, and sale of Lassen Solar Panels throughout the Licensed Territories, and the utilization of the Lassen Solar Panels in any and all applications both above and below 1MW throughout the Licensed Territories.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF NATCO

NATCO hereby represents and warrants to Lassen, DBK, and Boyd, as of the date hereof, that:

8.1

Organization and Qualification. NATCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. NATCO is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified and in good standing that could not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the NATCO.

8.2

Corporate Authorization. NATCO has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by NATCO of this Agreement, and the consummation by NATCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NATCO and no further corporate action on the part of NATCO is necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by NATCO and constitutes valid and binding agreements of NATCO, enforceable against NATCO in accordance with their respective terms.

8.3

Non-Contravention. The execution, delivery and performance by NATCO of this Agreement, and the consummation by the NATCO of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of NATCO, (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to NATCO; or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of NATCO or to a loss of any material benefit relating to. NATCO’s business to which NATCO is entitled under any provision of any material Contract binding upon NATCO or by which any of NATCO's assets is or may be bound; except, in each case, for violations and defaults that, individually and in the aggregate, could not reasonably be expected to have or result in a material adverse effect on the NATCO, or materially impair the ability of NATCO to perform its obligations hereunder.

ARTICLE IX

RELATED TRANSACTIONS

9.1

Termination of Collateral Agreements.  In the event that the DBK License Agreement, the Patent Assignment Agreement, or any other collateral agreements which provide Lassen, DBK, or Boyd with the ownership and/or ability to license both the DBK Licensed Property or the Lassen Licensed Property, are terminated for any reason, the Parties hereto agree that Lassen, DBK, Boyd or their successors or assigns shall immediately grant NATCO licenses identical to those granted herein (the “New Licenses”), and shall immediately enter into an Intellectual Property License Agreement (the “New Agreement”) with terms identical to those contained herein; provided however, that NATCO shall not be required to pay an additional Licensee Fee relating to the granting of the New Licenses and entry into the New Agreement.

ARTICLE X

MISCELANEOUS

10.1

Notices.  All notices, requests, consents and other communications hereunder that are required to be provided, or that the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder:

To Lassen:

Lassen Energy, Inc.

Suite 108A #327

300 Carlsbad Village Dr.

Carlsbad, CA 92008

Attn: Darry L. Boyd, Chief Executive Officer

Facsimile No: (760) 918-6643

With a copy (not constituting notice) in the case of communications to Company to:

John Anderson

Lassen Energy, Inc.

595 South Bluff Street #9,

St George UT 84770

Facsimile No: (435) 652-3528

To DBK:

300 Carlsbad Village Dr.

Suite 108A,

Carlsbad, CA 92009

Attn: Darry L. Boyd, Chief Executive Officer

Facsimile No: (760) 918-6643

To Boyd:

Darry L. Boyd

6809 Corintia,

Carlsbad, CA 92009

Facsimile No: (760)-918-6643

To NATCO:

NATCO International, Inc.

Unit 204, 13569 – 76 Avenue

Surrey, British Columbia, Canada, V3W 2W3

Attn: Raj-Mohinder S. Gurm,

Facsimile No:_______________________

With a copy (not constituting notice) in the case of communications to Company to:

Frascona, Joiner, Goodman & Greenstein

4750 Table Mesa Drive

Boulder, Colorado 80305

Attn: Gary S. Joiner

Facsimile No: (303) 494-6309

Notices will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

10.2

Entire Agreement. This Agreement, along with any agreements referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.3

Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Parties hereto.

10.4

Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

10.5

Assignment and Sublicense.

10.5.1

Assignment.  Except as provided in this Section 10.5.1, neither Lassen nor NATCO may assign their rights and obligations under this Agreement to any other party. For purposes of this Section, the granting of a security interest in the rights created under this Agreement constitutes an assignment. Notwithstanding the foregoing, NATCO may assign its rights and obligations under this Agreement to any Person with prior written consent of Lassen, which consent shall not be unreasonably withheld.

10.5.2

Sub-licensing and Distribution. The Parties hereto agree that NATCO shall have the right to sub-license it rights and licenses hereunder relating to the Lassen Licensed Property, and to enter into distribution agreements with respect to products manufactured utilizing inventions contained in the Lassen Licensed Property to such persons and on such terms as NATCO deems appropriate.

10.6

Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.

10.7

Confidentiality.  The Parties hereby agree that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement.  If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

10.8

Seal and Governing Law.  This Agreement shall take effect as an instrument under seal, and the Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

10.9

Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

10.10

Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

10.11

No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

10.12

Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.13

Exhibits. Exhibits A through G shall be attached before the release of documents from Escrow as defined in Article VI of the NATCO Lassen Agreement to which this License Agreement shall be attached as Exhibit 2.1, and hereby incorporated by reference.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LASSEN ENERGY INC.

By:	/s/ Darry L Boyd
Darry L Boyd Chief Executive Officer

DBK CORPORATION

By:	/s/ Darry L Boyd
Darry L Boyd, Chief Executive Officer

DARRY L BOYD

By:	/s/ Darry L Boyd

NATCO INTERNATIONAL, INC.

By:	/s/ Darry L Boyd
Raj-Mohinder S. Gurm, Chief Executive Officer